EXHIBIT 99.2

OSG	Overseas Shipholding Group Inc.
666 Third Avenue New York, NY 10017 USA	Tel: +1 (212) 578-4100

October 3, 2012

Mr. G. Allen Andreas III
200 East 71st Street
Apt. 17C
New York, New York 10021

Dear Allen,

The Board of Directors was disappointed to receive your resignation dated September 27, 2012.

As you yourself have said after eight years of service on the Board, our Board of Directors has always tried to follow the best possible corporate governance practices in making decisions.

We do not understand your statement that the resignation resulted from a disagreement with the Board as to the process the Board is following in reviewing this  issue.  The process we discussed at the September 20, 2012 Board meeting, including scheduling a follow-up Board meeting, to discuss the issue in detail (which has already occurred), is akin to that which we have taken on all issues that have come before our Board - thorough review, careful consideration and participation by all members of the Board.

A meeting of the audit committee has been scheduled for this week and we have already begun discussing the issue with PricewaterhouseCoopers LLP.

The Board is confident that the review process discussed at the September 20 meeting is prudent and consistent with appropriate governance standards.

                 Sincerely,

                 /s/Michael J. Zimmerman

                 Michael J. Zimmerman
                 Chairman of the Board

cc:  Secretary of the Company